EXHIBIT 99.1

Contact:                                                          FOR IMMEDIATE RELEASE

Julia Hallisey

Investor Relations

Tel: +1-203-504-1063

Aircastle Announces Third Quarter 2007 Results

Highlights

-	Income from continuing operations of $32.5 million in Q3 2007 increased by 121% compared to Q3 2006 and by 20% from Q2 2007.

-	Total revenues of $105.3 million increased by 105% over Q3 2006 and by 24% from Q2 2007.

-	Completed $381.7 million in acquisitions for the quarter and $1.52 billion during the first three quarters of 2007.

-	Declared a third quarter dividend of $0.65 per common share.

-	Successfully completed a follow-on public equity offering on October 10, 2007, raising $349.3 million in gross proceeds for Aircastle.

-	Aircastle had outstanding commitments to acquire an additional $2.1 billion of aviation assets as of November 7, 2007.

Financial Results

Stamford, CT.  November 9, 2007 – Aircastle Limited (the “Company” or “Aircastle”) (NYSE: AYR) reported third quarter net income of $32.5 million, including non-cash charges of $36.2 million for depreciation and share-based compensation expense, or $0.49 per diluted common share.  Income from continuing operations for the third quarter was also $32.5 million, or $0.49 per diluted common share.

Third quarter revenue of $105.3 million increased 105% over third quarter 2006 and 24% versus the second quarter 2007.  Income from continuing operations grew 121% year over year and 20% over second quarter 2007. The increases in both revenues and income from continuing operations primarily reflect the continued growth in our portfolio of aviation assets compared to the prior periods.

For the nine months ended September 30, 2007, net income was $92.1 million, including non-cash charges of $89.7 million for depreciation and share-based compensation expense, or $1.43 of net income per diluted common share.  Income from continuing operations for the nine months ended September 30, 2007 was $80.5 million, or $1.25 per diluted common share, while income from discontinued operations was $11.6 million, or $0.18 per diluted common share.

For the nine months ended September 30, 2007, total revenue was $260.4 million, an increase of 111% compared to the first nine months of 2006.  For the same period, income from continuing operations grew 200% year over year, to $80.5 million.

Investments in Aviation Assets

As of September 30, 2007, Aircastle owned aviation assets having an aggregate purchase price of $3.3 billion, including 109 aircraft, all of which are on lease.  In addition, as of November 7, 2007 the Company has acquired an additional 8 aircraft for $368 million and had outstanding commitments to acquire an additional $2.1 billion in aviation assets, which, combined with its owned portfolio, would aggregate to $5.7 billion, including 156 aircraft.

During the third quarter, Aircastle acquired 9 aircraft for approximately $381.7 million, bringing the total for the first three quarters of 2007 to 41 aircraft for approximately $1.5 billion.  Of the aircraft acquired through the third quarter of 2007, 26 aircraft representing $950.4 million were part of the GAIF transaction.

Joe Adams, Deputy Chairman of Aircastle, commented, “Aircastle’s dividend growth of 86% since IPO underscores the Company’s ability to execute individual aircraft acquisitions, complete opportunistic portfolio transactions and lease aircraft.  In 2007 we completed and committed to $2.3 billion in investments and 41 leases – an outstanding result.  Despite the current financial market instability, global air traffic growth and demand for aircraft continue to strengthen and support Aircastle’s excellent asset performance.  We think this could represent an attractive investment environment for new acquisitions and are well positioned with our successful follow on equity offering in October.”

Aircastle’s CEO, Ron Wainshal, added, "With nearly $382 million in acquisitions completed during the third quarter and more than $600 million expected during the fourth quarter, the Company is continuing to demonstrate solid, accretive growth. The strong financial performance during the third quarter, not only reflected the growth in our investment portfolio but also the success we’ve been having in placing aircraft coming off lease.  Secondary market investment activity is very healthy and our pipeline of new investment opportunities is robust as restrictions on liquidity could potentially be impacting some competitors.”

Capital Markets Activity

In October 2007, Aircastle successfully completed a follow-on public offering of 10,000,000 primary common shares, as well as the offering of 10,000,000 secondary common shares by certain funds managed by affiliates of Fortress Investment Group LLC, at a public offering price of $31.75 per share.  The underwriters in the offering exercised their option to purchase 1,000,000 additional common shares from the Company and 1,000,000 additional common shares from the selling Fortress funds to cover over-allotments, resulting in gross proceeds from the offering of $698.5 million, of which the Company received $349.25 million in gross proceeds.

In June 2007, we closed our second securitization (“Securitization No. 2”) involving the issuance of a single tranche of $1.17 billion of Class G-1 Floating Rate Asset Backed Certificates (the “Certificates”). Securitization No. 2 is comprised of 59 aircraft of which 26 aircraft were purchased during 2006 and 33 aircraft were acquired during 2007. As of September 30, 2007, all 59 aircraft had been transferred into the securitization.

Conference Call

In connection with this earnings release, management will host an earnings conference call on Friday, November 9, 2007 at 11:00 A.M. Eastern time. All interested parties are welcome to participate on the live call. The conference call can be accessed by dialing (888) 686-9705 (from within the U.S.) or (913) 312-9309 (from outside of the U.S.) ten minutes prior to the scheduled start and referencing the "Aircastle Third Quarter Earnings Call."

A webcast of the conference call will be available to the public on a listen-only basis at www.aircastle.com. Please allow extra time prior to the call to visit the site and download the necessary software required to listen to the internet broadcast. A replay of the webcast will be available for three months following the call.

For those who are not available to listen to the live call, a replay will be available until 11:59 P.M. Eastern time on Friday, November 16, 2007 by dialing (888) 203-1112 (from within the U.S.) or (719) 457-0820 (from outside of the U.S.); please reference passcode "2603948.”

About Aircastle Limited

Aircastle Limited is a global aviation company that acquires and leases high-utility commercial jet aircraft to airlines throughout the world. As of November 7, 2007, Aircastle had acquired and committed to acquire aviation assets having an aggregate purchase price equal to $3.6 billion and $2.1 billion, respectively, for a total of approximately $5.7 billion.

Safe Harbor

Certain items in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 including, but not necessarily limited to, statements relating to our ability to acquire and lease aircraft, pay and grow dividends, realize gains or income from our debt investments, secure financing and increase revenues and earnings. Words such as ‘‘anticipate(s)’’, ‘‘expect(s)’’, ‘‘intend(s)’’, ‘‘plan(s)’’, ‘‘target(s)’’, ‘‘project(s)’’, ‘‘believe(s)’’, ‘‘will’’, ‘‘would’’, ‘‘seek(s)’’, ‘‘estimate(s)’’ and similar expressions are intended to identify such forward-looking statements. These statements are based on management's current expectations and beliefs and are subject to a number of factors that could lead to actual results materially different from those described in the forward-looking statements; Aircastle Limited can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from Aircastle Limited's expectations include, but are not limited to, our significant customer concentration; our continued ability to obtain additional capital to finance our growth; our continued ability to acquire aircraft at attractive prices; our continued ability to obtain favorable tax treatment in Bermuda and other jurisdictions; our ability to pay or maintain dividends; our ability to lease aircraft at favorable rates and maintain the value of our aircraft; our ability to realize gains or income from our debt investments; general economic conditions and economic conditions in the markets in which we operate; competitive pressures within the industry and/or markets in which we operate; the creditworthiness of our airline customers; interest rate fluctuations; our ability to obtain certain required licenses and approvals; the impact of future terrorist attacks or wars on the airline industry; our concentration of leases in certain geographical regions; and other risks detailed from time to time in Aircastle’s filings with the Securities and Exchange Commission (‘SEC”), including its Annual Report on Form 10-K filed with the SEC on March 22, 2007 and updated in our Quarterly Report on Form 10-Q filed on August 14, 2007. Such forward-looking statements speak only as of the date of this press release. Aircastle expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company's expectations with regard thereto or change in events, conditions or circumstances on which any statement is based.

Aircastle Limited and Subsidiaries
Consolidated Balance Sheets
(Dollars in thousands, except share data)

	December 31, 2006	September 30, 2007
		(unaudited)
ASSETS
Cash and cash equivalents	$58,118	$26,867
Accounts receivable	7,696	4,365
Debt investments	121,273	114,717
Restricted cash and cash equivalents	106,069	125,362
Flight equipment held for sale	31,280	—
Flight equipment held for lease, net of accumulated depreciation of $64,111 and $147,937	1,559,365	3,029,686
Aircraft purchase deposits and progress payments	4,650	226,167
Leasehold improvements, furnishings and equipment, net of accumulated depreciation of $694 and $1,160	1,506	1,320
Fair value of derivative assets	313	2,007
Other assets	28,433	44,615
Total assets	$1,918,703	$3,575,106

LIABILITIES AND SHAREHOLDERS’ EQUITY
LIABILITIES
Borrowings under credit facilities	$442,660	$336,165
Borrowings from securitizations	549,400	1,693,232
Accounts payable, accrued expenses and other liabilities	31,384	64,224
Dividends payable	22,584	43,822
Lease rentals received in advance	11,068	17,736
Repurchase agreements	83,694	67,506
Security deposits	39,767	66,645
Maintenance payments	82,914	153,432
Fair value of derivative liabilities	18,035	55,105
Total liabilities	1,281,506	2,497,867

Commitments and Contingencies – Note 13

SHAREHOLDERS’ EQUITY
Preference shares, $.01 par value, 50,000,000 shares authorized, no shares issued and outstanding at December 31, 2006 and September 30, 2007	—	—
Common shares, $.01 par value, 250,000,000 shares authorized, 51,621,279 shares issued and outstanding at December 31, 2006; and 67,417,321 shares issued and outstanding at September 30, 2007	516	674
Additional paid-in capital	630,154	1,129,179
Dividends in excess of earnings	(3,382)	(29,220)
Accumulated other comprehensive income (loss)	9,909	(23,394)
Total shareholders’ equity	637,197	1,077,239
Total liabilities and shareholders’ equity	$1,918,703	$3,575,106

Aircastle Limited and Subsidiaries
Consolidated Statements of Income
(Dollars in thousands, except per share amounts)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2007	2006	2007
Revenues:
Lease rentals	$48,796	$102,863	$116,557	$252,147
Interest income	2,487	2,367	6,588	7,683
Other revenue	153	34	153	553
Total revenues	51,436	105,264	123,298	260,383
Expenses:
Depreciation	15,502	34,980	35,740	84,378
Interest, net – Note 17	14,069	27,074	34,147	63,151
Selling, general and administrative (including non-cash share based payment expense of $1,044 and $1,230 for the three months ended and $7,729 and $5,276 for the nine months ended September 30, 2006 and 2007, respectively)	5,107	8,380	20,976	27,324
Other expense	304	503	1,200	110
Total expenses	34,982	70,937	92,063	174,963
Income from continuing operations before income taxes	16,454	34,327	31,235	85,420
Income tax provision	1,742	1,857	4,380	4,935
Income from continuing operations	14,712	32,470	26,855	80,485
Earnings from discontinued operations, net of income taxes	470	—	4,557	11,594
Net income	$15,182	$32,470	$31,412	$92,079

Basic earnings per share:
Income from continuing operations	$0.31	$0.49	$0.61	$1.26
Earnings from discontinued operations, net of income taxes	0.01	—	0.11	0.18
Net income per share	$0.32	$0.49	$0.72	$1.44

Diluted earnings per share:
Income from continuing operations	$0.31	$0.49	$0.60	$1.25
Earnings from discontinued operations, net of income taxes	0.01	—	0.11	0.18
Net income per share	$0.32	$0.49	$0.71	$1.43

Dividends declared per share	$0.506	$0.65	$0.506	$1.75

Aircastle Limited and Subsidiaries
Consolidated Statements of Cash Flows
(Dollars in thousands)
(Unaudited)

	Nine Months Ended September 30,
	2006	2007
Cash flows from operating activities
Net income	$31,412	$92,079
Adjustments to reconcile net income to net cash provided by operating activities (inclusive of amounts related to discontinued operations):
Depreciation	38,182	85,139
Amortization of deferred financing costs	5,827	5,150
Amortization of lease premiums and discounts, and other related lease items	(2,846)	(6,673)
Deferred income taxes	2,239	(3,652)
Accretion of purchase discounts on debt investments	(619)	(627)
Non-cash share based payment expense	7,729	5,276
Capitalized interest	—	(2,733)
Cash flow hedges reclassified into earnings	(1,197)	(3,481)
Realized gain on derivative contract	—	(1,154)
Ineffective portion of cash flow hedges	(815)	52
Gain on the sale of flight equipment	(2,240)	(10,219)
Changes in certain assets and liabilities:
Accounts receivable	(2,374)	3,331
Restricted cash and cash equivalents	(53,244)	(19,130)
Other assets	(818)	(6,413)
Accounts payable, accrued expenses and other liabilities	922	6,440
Lease rentals received in advance	3,992	6,668
Security deposits and maintenance payments	74,101	103,621
Net cash provided by operating activities	100,251	253,674
Cash flows from investing activities
Acquisition and improvement of flight equipment	(746,081)	(1,494,683)
Disposition of flight equipment held for sale	57,157	34,946
Aircraft purchase deposits and progress payments	(40,997)	(153,657)
Leasehold improvements, furnishings and equipment	(347)	(280)
Margin deposits	(1,555)	3,688
Purchase of debt investments	(92,726)	(15,251)
Principal repayments on debt investments	3,589	20,262
Net cash used in investing activities	(820,960)	(1,604,975)
Cash flows from financing activities
Issuance of common shares	258,547	493,056
Issuance, net of repurchases, of common shares to employees	—	851
Repurchase of shares from affiliate	(36,932)	—
Proceeds from securitizations	560,000	1,170,000
Securitization repayments	(5,267)	(26,168)
Restricted cash and cash equivalents related to unreleased securitization borrowings	(12,818)	(163)
Deferred financing costs	(14,978)	(11,174)
Credit facility borrowings	660,302	1,330,962
Credit facility repayments	(799,664)	(1,533,383)
Proceeds from repurchase agreements	76,007	894
Principal repayments on repurchase agreements	(833)	(17,082)
Proceeds from terminated cash flow hedges	16,142	8,936
Dividends paid	(20,770)	(96,679)
Net cash provided by financing activities	679,736	1,320,050
Net decrease in cash and cash equivalents	(40,973)	(31,251)
Cash and cash equivalents at beginning of period	79,943	58,118
Cash and cash equivalents at end of period	$38,970	$26,867